QUESTAR CORPORATION
                        EQUALIZATION BENEFIT PLAN
          (As amended and restated effective February 13, 1996)

 1.   PURPOSE

      The Equalization Benefit Plan is intended to enable Questar Corporation and its participating affiliates to attract and retain key management personnel by providing them with monthly retirement benefits to compensate them for the limitations imposed by federal tax laws on benefits payable from the Questar Corporation Retirement Plan.

 2.   DEFINITIONS

      The following terms, when used herein, shall have the meanings set forth below, unless a different meaning is plainly required by the context:

      "Board" means the Board of Directors of Questar Corporation or a successor company.

      "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

      "Committee" means Questar Corporation's Employee Benefits
Committee.

      "Company" means Questar Corporation or any other organization controlling Questar Corporation or any successor organization.

      "Compensation" means an Employee's salary or wages, including payments under incentive compensation plans paid by the Employer and includable in taxable income during the applicable Plan Year, but exclusive of any other forms of additional Compensation such as the Employer's cost for any public or private employee benefit plan or any income recognized by the Employee as a result of exercising stock options. An Employee's Compensation for any Plan Year shall include any Elective Deferrals of the Employee under the Employee Investment Plan or other tax-qualified plan, and any Compensation deferred under the Questar Corporation Deferred Compensation Plan and the Questar Corporation Deferred Share Plan. An Employee's Compensation also shall include the amount of any reduction in Compensation for a Plan Year agreed upon under one or more Compensation reduction agreements entered into pursuant to the Questar Corporation Cafeteria Plan.

      "Employee" means any employee who is employed by the Company or a Participating Corporation who has a vested right to receive benefits under the Company's Retirement Plan and who is not eligible to receive benefits under any other supplemental retirement plan maintained by the Company.

      "Equalization Retirement Benefits" means retirement benefits payable hereunder calculated as set forth in Section 5 or Section 6.

      "Participating Corporation" means any company that is affiliated with the Company whose employees are covered by the Company's Retirement Plan or that is affiliated with the Company and receives an allocation of any employer benefit costs.

      "Plan" means the plan set forth in and created by this document.

      "Retired Employee" means an Employee who has satisfied the eligibility requirements set forth in Section 4 of this Plan and who is eligible to receive or who is receiving Equalization Retirement Benefits pursuant to the terms of this Plan.

      "Retirement Plan" means the Company's Retirement Plan, as amended or restated from time to time, or any successor plan.

 3.   EFFECTIVE DATE

      The Plan is effective January 1, 1987.

 4.   PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS

      To be eligible for Equalization Retirement Benefits under the Plan, an Employee must have a vested right to receive benefits under the Retirement Plan. A Retired Employee cannot receive benefits under the Plan during any period that his monthly benefits from the Retirement Plan are suspended.

 5.   EQUALIZATION RETIREMENT BENEFITS

      An Employee who satisfies the eligibility requirements described above shall be eligible to receive Equalization Retirement Benefits under the Plan. The first payment of Equalization Retirement Benefits will be due on the first day of the month following retirement, and payments will continue on the first day of each month thereafter so long as the Retired Employee is alive or so long as his surviving spouse is entitled to receive monthly benefits under the Retirement Plan. (The Retired Employee's surviving spouse must have been married to the Employee at the date of retirement.)

      The monthly Equalization Retirement Benefit shall equal the monthly benefit that would have been payable to or on behalf of a Retired Employee under the Retirement Plan if the limitation on annual benefits imposed by Section 415 of the Code, and if the limitation on annual compensation as defined in Section 401(a)(17) of the Code were not applicable, and/or if the Retired Employee had not voluntarily chosen to defer any compensation under the terms of the Questar Corporation Deferred Share Plan or the Questar Corporation Deferred Compensation Plan, less the monthly benefits payable from the Retirement Plan.
      Except as set forth in Section 6, the monthly Equalization Retirement Benefit payable to or on behalf of the Retired Employee as determined herein shall be paid in the same form as such Retired Employee's benefits are payable under the Retirement Plan. Any monthly Equalization Retirement Benefits payable to the Retired Employee's surviving spouse shall be reduced by the monthly benefits payable to her under the Retirement Plan.

6.    LUMP SUM ELECTION

      An Employee has a one-time election to receive the present value of his Equalization Retirement Benefit in a lump-sum. The Employee shall make this election at least one year prior to retirement. The present value shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for the 30-year Treasury bonds (with the six-month period ending as of the date of the Employee's retirement). When making this election, the Employee shall also indicate when the lump-sum payment shall be made and if it is to be made in more than one installment. The full amount of any lump-sum payment, together with credited interest, must be paid within five years of the Employee's retirement. Any deferred payouts of lump-sum payments shall be credited with interest calculated at a monthly rate using the appropriate 30-year Treasury bond quoted in the Wall Street Journal on the first business day of each month. (The appropriate 30-year Treasury bond shall be the bond that has the closest maturity date (by month) preceding the date on which the interest is to be credited.) Any lump-sum payments that are not deferred shall be paid on the first business day of the month following the Employee's retirement date or as soon thereafter as is administratively practicable. The Employee's spouse must consent to the Employee's election to receive a lump-sum payment. Such consent must be in writing and must acknowledge the effect of such election.

      If the Employee fails to make an election at least one year prior to retirement, the Employee shall receive monthly Equalization
Retirement Benefits.

 7.   FUNDING

      The Equalization Retirement Benefits payable under the Plan shall be paid by the Company and Participating Corporations out of general assets. In its discretion, the Board may establish a trust fund or make other arrangements to assure payment of the Equalization Retirement Benefits.

 8.   ALLOCATION OF COSTS

       The cost of Equalization Retirement Benefits paid to or on behalf of Retired Employees shall be allocated to and be the responsibility of the Company and Participating Corporations.

 9.   ADMINISTRATION

      The Committee shall administer the Plan. The Committee shall have the sole responsibility to interpret the Plan and to adopt such rules and regulations for carrying out the Plan as it may deem necessary. Decisions of the Committee shall be final and binding.


10.   AMENDMENT OR TERMINATION

      The Board may at any time amend, modify, or terminate this Plan; provided, however, that any Retired Employees or their surviving spouses receiving Equalization Retirement Benefits under the Plan at the date of amendment or termination shall continue receiving such benefits as if such amendment or termination had not occurred.

11.   SUCCESSOR TO THE COMPANY

      The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Equalization Retirement Benefits in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

12.   CHANGE IN CONTROL AND LEGAL FEES

      The Company shall pay all legal fees and expenses that a Retired Employee or an Employee may incur as a result of the Company's contesting the validity or enforceability of such person's right to receive benefits under the terms of this Plan following a "Change in Control" of the Company.

      In the event that a change in Control of the Company occurs and an Employee's employment with the Company or its successors terminates, the Employee shall receive a lump-sum payment of his Equalization Retirement Benefits. Such benefit shall be calculated as set forth in Section 6.

      As used herein, a Change in Control of the Company shall be deemed to have occurred if (i) any "Acquiring Person" (as that term is used in the Rights Agreement dated February 13, 1996, between the Company and Chemical Mellon Shareholder Services, L.L.C. ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 15 percent or more of the combined voting power of the Company, or (ii) the stockholders of the Company approve (A) a plan of merger or consolidation of the Company (unless, immediately following consummation of such merger or consolidation, the persons who held the Company's voting securities immediately prior to consummation thereof will hold at least a majority of the total voting power of the surviving or new company, or (B) a sale or disposition of all or substantially all assets of the Company, or (C) a plan or liquidation or dissolution of the Company. A "Change in Control" shall also include any act or event that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement.